EXHIBIT 23.2

CONSENT OF LAROCHE PETROLEUM CONSULTANTS, LTD.,

INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-14145, 333-39309, 333-88475, 333-53632, 333-99959, 333-125050, 333-134144 and 333-150930) and on Form S-3 (Nos. 333-52522, 333-65720, 333-118376, 333-118377 and 333-129628) of Toreador Resources Corporation of our estimates of reserves included in the Annual Report on Form 10-K and to all references to our firm included in this Annual Report.

/s/ LaRoch Petroleum Consultants, Ltd.

LAROCHE PETROLEUM CONSULTANTS, LTD.

Dallas, Texas
March 16, 2009